                               PRESS RELEASE

                            FOR IMMEDIATE RELEASE



October 28, 1998 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced significantly increased earnings for the quarter ended September 30, 1998 of $8,199,000 or $0.99 per share (diluted), compared to $2,626,000, or $0.35 per share (diluted), in the same period of 1997. Revenues for the quarter ended September 30, 1998 were $24,334,000 compared to $12,642,000 in the same period in 1997.

Included in the current quarter's results is a gain of approximately $2.9 million ($0.23 per diluted share, net of tax) for the previously announced cash sale of the Company's 51% owned joint venture, SeaMark Ltd., which operated two bareboat chartered vessels in Southeast Asia. Additionally the current quarter's results include the favorable impact of a change in tax rates in the United Kingdom, the cumulative effect of which reduced the third quarter tax provision by $0.4 million, or almost $0.05 per diluted share.
Net income before these items more than doubled to $5.9 million ($0.71 per diluted share) in the quarter ended September 30, 1998 compared to $2.6 million ($0.35 per diluted share) in the comparable period last year.

The Company benefited in the quarter from the continued strong market in the North Sea where the demand for vessels to support construction activity exceeded expectations. Average day rates for the vessels increased for the quarter compared to the same period in the prior year across the fleet with particular growth noted in the North Sea ($13,276 versus $9,799). A large percentage of the strong gain in net income came from fleet additions, the five vessels that were added in February 1998 through the Brovig acquisition and the Highland Rover, which was delivered in March 1998. Overall fleet utilization for the quarter decreased slightly compared to the previous year. For the North Sea capable fleet, utilization was at 96.6% compared to 99.9% in the comparable quarter in the previous year. The shorter term nature of construction activity and scheduled dry-dock activity led to this difference. Similarly in the Southeast Asia market, inconsistency led to somewhat lower utilization of 84.7% compared to the 88.2% experienced in a very strong third quarter last year. Overall depreciation expense increased by approximately $1.3 million over the same period last year as did interest expense, both as a result of the acquisitions discussed above.

Approximately two-thirds of the increased net income from operations came from the addition of the six vessels acquired or delivered in the first half of the year. Subsequent to the quarter end (October 1998) the Company took delivery of the Monarch Bay, which is bareboat chartered from the vessel's owner, Sanko Shipping. This is the fourth newly constructed vessel to join the Company's operated fleet this year. The Company will soon take delivery of the Highland Spirit (a Company owned, multipurpose vessel). This vessel will commence a five-year charter supporting a major North Sea field location upon delivery. The Company has two additional vessels under construction for delivery in March and May of 1999. These vessels are of a design considered suitable for North Sea or worldwide deepwater support.

The recent softness in oil prices has resulted in a reduction of demand in certain segments of the industry. However, the Company has been able to maintain its performance and continue its earnings growth in this environment because of a combination of factors including the type of equipment it operates (modern, technologically sophisticated vessels), the locations where the vessels work (principally the North Sea, Southeast Asia and Brazil) and the existence of a number of long term contracts. There can be no assurance that the softness in demand recently impacting certain segments of the market will not continue or even spread to other segments. However, the Company believes that its mix of equipment, markets and contract cover in combination with its strong financial position will enable it to continue to prosper or in the event of an extended negative environment to capitalize on opportunities.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of thirty-seven (37) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.


Contact:  Frank R. Pierce, Executive Vice President
          713-963-9522













This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
September 28, 1998
Page 3 of 3
                          OPERATING RESULTS
                       (in 000's except per share amounts)

                                                          Three Months Ended     Nine Months
Ended
                                                            September 30,          September 30,
                                                          ------------------     ----------------
---
                                                             1998     1997          1998     1997
                                                            -------  ------        -------  -----
--
REVENUES...............................................     $24,334  $12,642       $62,827
$33,673
Direct operating expenses..............................      (9,326)  (4,736)      (22,966)
(13,622)
General and administrative expenses....................      (1,548)  (1,389)       (4,335)
(4,059)
Depreciation and amortization..........................      (2,939)  (1,678)       (8,265)
(4,962)
                                                            -------  -------       -------  -----
--
  OPERATING INCOME.....................................      10,521    4,839        27,261
11,030

Interest expense, net of interest income...............      (2,213)    (947)       (5,816)
(3,348)
Gain on sale of joint venture interest.................       2,920       --         2,920
--
Other, net.............................................          80      (55)         (132)
(11)
                                                            -------  -------       -------  -----
--
Income from continuing operations before income taxes..      11,308    3,837        24,233
7,671
Income tax provision...................................      (3,109)  (1,211)       (7,237)
(2,331)
                                                            -------  -------       -------  -----
--
INCOME FROM CONTINUING OPERATIONS......................       8,199    2,626        16,996
5,340
Loss from discontinued operations, net of taxes........          --       --            --
(648)
Loss on disposal of discontinued operations,                     --       --            --
(1,426)
  net of taxes.........................................     -------  -------       -------  -----
--

  Net income...........................................     $ 8,199  $ 2,626       $16,996  $
3,266
                                                            =======  =======       =======
=======
BASIC EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  1.01  $  0.36       $  2.12  $
0.77
  Loss from discontinued operations, net of taxes......          --       --            --
(0.09)
  Loss on disposal of discontinued operations,
    net of taxes.......................................          --       --            --
(0.21)
                                                            -------  -------       -------  -----
--
                                                            $  1.01  $  0.36       $  2.12  $
0.47
                                                            =======  =======       =======
=======
DILUTED EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  0.99  $  0.35       $  2.06  $
0.76
  Loss from discontinued operations, net of taxes......          --       --            --
(0.09)
  Loss on disposal of discontinued operations,
    net of taxes.......................................          --       --            --
(0.20)
                                                            -------  -------       -------  -----
--
                                                            $  0.99  $  0.35       $  2.06  $
0.47
                                                            =======  =======       =======
=======
Weighted average common shares.........................       8,104    7,278         8,021
6,898
Weighted average diluted common shares.................       8,268    7,611         8,248
7,030

Rates per day worked
  North Sea Capable Vessels............................     $13,276  $ 9,799       $12,268  $
9,869
  Standard Vessels (primarily Southeast Asia)..........       4,961    4,113         4,858
3,736

Overall Utilization %
  North Sea Capable Vessels............................        96.6%    99.9%         97.9%
96.5%
  Standard Vessels (primarily Southeast Asia)..........        84.7%    88.2%         86.0%
72.4%

Average Owned or Chartered
  North Sea Capable Vessels............................        16.8      9.0          14.7
9.0
  Standard Vessels (primarily Southeast Asia)..........        12.2     14.0          13.4
14.0
                                                            -------  -------       -------  -----
--
    Total..............................................        29.0     23.0          28.1
23.0
                                                            =======  =======       =======
=======